Exhibit 8.1

Form of Tax Opinion

[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

January [     ], 2004

Sanofi-Synthelabo

174 avenue de France
75013 Paris, France

Ladies and Gentlemen:

      Reference is made to the Registration Statement on Form F-4 (as amended through the date hereof, the “Registration Statement”) of Sanofi-Synthelabo, a société anonyme organized under the laws of the Republic of France (“Sanofi-Synthelabo”), relating to the proposed offer to exchange all ordinary shares, including ordinary shares represented by American depositary shares, of Aventis, a société anonyme organized under the laws of the Republic of France.

      We have participated in the preparation of the discussion, set forth in the section entitled “MATERIAL FRENCH TAX AND U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement, of the United States federal income tax consequences of exchanging Aventis securities pursuant to the U.S. offer. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,